Exhibit 99.1

Company Contact:	Investor Contacts:
Robert Stern (ras@micruscorp.com)	Bruce Voss (bvoss@lhai.com)
President and Chief Operating Officer	Jody Cain (jcain@lhai.com)
Micrus Endovascular Corporation	Lippert/Heilshorn & Associates, Inc.
(408) 433-1400	(310) 691-7100
For Immediate Release
MICRUS ENDOVASCULAR NAMES
GORDON SANGSTER CHIEF FINANCIAL OFFICER
SAN JOSE, Calif. (November 8, 2007) – Micrus Endovascular Corporation (NASDAQ: MEND) announces that Gordon Sangster has been named Chief Financial Officer, effective November 12, 2007. Mr. Sangster replaces Robert Stern, who has overseen the Company’s financial operations since being promoted from Chief Financial Officer to President and Chief Operating Officer in October 2007.
“Gordon has more than 30 years of senior financial management experience, including serving as Chief Financial Officer of several publicly traded medical companies,” said John Kilcoyne, Chairman and CEO. “He is a highly accomplished finance professional who brings to Micrus a full complement of financial expertise, relationships and an ideal skill set for our company.”
Most recently Mr. Sangster served as Vice President of Finance and Chief Financial Officer of HemoSense, Inc., a publicly traded point-of-care clinical diagnostics company that was acquired by Inverness Medical Innovations, Inc. in November 2007. From August 2000 through October 2006, Mr. Sangster was Chief Financial Officer of A.P. Pharma, Inc., a publicly traded specialty pharmaceutical company. He also served as that company’s Vice President of Finance and Controller from April 1993 to July 2000. Previously, Mr. Sangster was Manager, International Finance for Raychem, Inc., and International Controller for CooperVision, Inc. He is a member of the Institute of Chartered Accountants in England and Wales, and attended the University of Edinburgh in Scotland.
About Micrus Endovascular Corporation

Micrus develops, manufactures and markets both implantable and disposable medical devices used in the treatment of cerebral vascular diseases. Micrus is developing products for the treatment of hemorrhagic and ischemic stroke. Both hemorrhagic and ischemic stroke are significant causes of death worldwide. Micrus product lines consist of endovascular systems that enable a physician to gain access to the brain in a minimally invasive manner through the vessels of the arterial system. Micrus also sells accessory devices and products used in neurovascular procedures. For more information, visit www.micruscorp.com.
Forward-Looking Statements

Micrus, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the Company’s dependence upon the continued growth in embolic coiling as a procedure to treat cerebral aneurysms, the Company’s involvement in patent litigation with Boston Scientific Corporation, the Company’s limited operating history and history of significant operating losses, fluctuations in quarterly operating results, which are difficult to predict, the Company’s dependence on developing new products or product enhancements, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices and governing our relationships with physicians and other consultants, the Company’s ability to obtain regulatory approvals and clearances and the timing of regulatory approvals and clearances for its products, product enhancements or future products, the Company’s ability to compete with large, well-established medical device manufacturers with significant resources and other risks as detailed from time to time in risk factors and other disclosures in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, and other filings with the Securities and Exchange Commission. All forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.
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